EXHIBIT 99.3

ORBIMAGE INC.

INVESTMENT UNITS, EACH UNIT

CONSISTING OF ONE SHARE OF COMMON STOCK AND
ONE WARRANT TO PURCHASE COMMON STOCK

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD

STOCKHOLDERS OF ORBIMAGE INC.

, 2005

Dear Stockholder:

      This notice is being distributed by ORBIMAGE Inc. (“ORBIMAGE”) to all holders of record (“Recordholders”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), at the close of business on February 10, 2005 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights (the “Rights”) to subscribe for and purchase investment units (the “Investment Units”) , each Investment Unit consisting of one share of Common Stock and one Warrant (as such term is defined below). Each warrant (the “Warrants”) entitles its holder to purchase one share of Common Stock for an exercise price of $10.00 per share within five years of the issuance of such Warrant. The Rights are described in ORBIMAGE’s Prospectus dated February      , 2005 (the “Prospectus”).

      In the Rights Offering, ORBIMAGE is offering an aggregate of 3,258,406 Investment Units, as described in the Prospectus.

      The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on March      , 2005, unless extended in the sole discretion of ORBIMAGE (as it may be extended, the “Expiration Date”).

      As described in the accompanying Prospectus, you will receive 0.23 Rights for each share of Common Stock owned of record as of the close of business on the Record Date.

      Each Right will allow you to subscribe for one Investment Unit (the “Basic Subscription Privilege”) at the cash price of $10.00 per Investment Unit (the “Subscription Price”).

      In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”), at the same cash price of $10.00 per Investment Unit, for Investment Units that are not otherwise purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Privilege (the “Excess Investment Units ‘”), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Investment Units to satisfy all subscriptions made under the Over-Subscription Privilege, ORBIMAGE will allocate the remaining Excess Investment Units pro rata, after eliminating all fractional rights, among those holders of Rights who exercised their Over-Subscription Privileges. “Pro rata” means in proportion to the number of Investment Units that each holder of Rights has purchased by exercising its Basic Subscription Privilege. If there is a pro rata allocation of the remaining Excess Investment Units and a holder of Rights receives an allocation of a greater number of Excess Investment Units than they subscribed for under their Over-Subscription Privilege, then ORBIMAGE will allocate to them only the number of Excess Investment Units for which they subscribed. ORBIMAGE will allocate the remaining Excess Investment Units among all other holders exercising their Over-Subscription Privileges. See “The Rights Offering — Subscription Privileges” in the Prospectus.

      The Rights will be evidenced by transferable Rights certificates (the “Subscription Rights Certificates”), and will be transferable until the close of business on the last NASDAQ trading day preceding the Expiration Date, at which time they will cease to have value.

      Enclosed are copies of the following documents:

1. Prospectus;

2. Subscription Rights Certificate;

3. Instructions as to Use of ORBIMAGE Inc. Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by ORBIMAGE Inc.); and

4. A return envelope addressed to The Bank of New York, the Subscription Agent.

      Your prompt action is requested. To exercise Rights, you should properly complete and sign the Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each Investment Unit subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised or sold prior to the Expiration Date will expire without value.

      Additional copies of the enclosed materials may be obtained from the Subscription Agent, The Bank of New York. The Subscription Agent’s telephone number is (800) 507-9357.

VERY TRULY YOURS,

ORBIMAGE INC.

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